Exhibit 4.33

English translation

CREDIT FACILITY AGREEMENT No. 110100/1401

between the State Corporation “Bank for Development and Foreign Economic Affairs (Vnesheconombank)”

and Elgaugol OOO

city of Moscow	March 12, 2014

The State Corporation “Bank for Development and Foreign Economic Affairs (Vnesheconombank)”, hereinafter referred to as the “Bank”, represented by Deputy Chairman of Vnesheconombank Mr. Anatoly Borisovich Ballo, acting on the basis of Power of Attorney No. 508/150000 dated September 4, 2012, certified by Moscow city notary Ms. Olga Igorevna Kapura on September 4, 2012, under No. 5-1246, on the one part; and

The Limited Liability Company Elgaugol (Elgaugol OOO), hereinafter referred to as the “Borrower”, represented by General Director of the management company Mechel Mining Management Company OOO Mr. Pavel Viktorovich Shtark, acting on the basis of the Charter and the agreement on the delegation of the powers of the sole executive body dated October 7, 2013, on the other part;

hereinafter the Bank and the Borrower shall be jointly referred to as the “Parties” and individually as a “Party”;

have concluded this Facility Agreement No. 110100/1401 (hereinafter referred to as the “Agreement”) as hereinafter set forth.

Article 1. Terms and definitions.

For the purpose of this Agreement the following capitalized terms shall have the following meanings:

Project Budget –means a document approved by the authorized governance body of the Borrower and agreed with the Bank, that contains information on the planned volume of investments into the Project, including estimates and computations broken down into the types of investment project facilities, the types of expenditures and into the quarters of the year.

Mechel OAO Group – means all legal entities comprising the group of Mechel OAO in accordance with article 9 of the Federal Law «On the protection of competition».

Pledge 1 – means a pledge over 49 (forty-nine) per cent. of participatory shares in the authorized capital of the Borrower, owned by Pledgor 2, which is to become a first priority pledge under Credit Line No. 1 and which is a subsequent pledge under the Credit and under Credit Line No. 3.

Pledge 2 – means a pledge over lease rights to the land / forest land plots specified in the list of the land / forest land plots created in favor of the Bank, which list is appended as Annex No. 1 to this Agreement, which is to become a primary pledge under Credit Line No. 2 and which is a subsequent pledge under the Credit.

Pledge 3 – means a pledge of the land / forest land plots to be acquired on the basis of ownership / long-term lease and to be used for the deployment of the Facilities and/or to be otherwise used within the framework of the Project (except for the land / forest land plots specified in the list of the land / forest land plots the lease rights to which are pledged to the Bank, which list is appended as Annex No. 1 to this Agreement), which is to become a primary pledge under Credit Line No. 2 and which is a subsequent pledge under the Credit.

Pledge 4 – means a pledge over the movable property accepted by the Borrower into its commercial jurisdiction and recorded in account 01 “Fixed Assets”, falling within the following categories: machinery and equipment, hardware, transport vehicles fully assembled and installed and duly marked (with the name of the manufacturer, the country of origin, the year of manufacturing, the factory and serial number, conformity with standards, the nomenclature code), the initial book value of which is equal to or exceeds 1,000,000.00 (one million 00/100) Russian roubles per unit, contributed to the authorized capital of the Borrower or acquired by the Borrower after the execution of this Agreement using the debt financing from the Bank for the purpose of constructing the Facilities within the framework of the Project, including, without limitation, any movable property acquired by the Borrower using the proceeds of Credit Line No. 1 and Credit Line No. 2, which is to be created as a primary pledge under Credit Line No. 2 and which is a subsequent pledge under the Credit.

Pledge 5 – means a pledge over the immovable property (assets under construction that were registered with the relevant state authorities and the ownership right to which belongs to Pledgor 1; completed construction objects of immovable property and infrastructure created within the framework of the Project), which is to be created as a primary pledge under Credit Line No. 2 and which is a subsequent pledge under the Credit.

Pledge 6 – means a pledge of 30 (thirty) per cent. of shares in Korshunov Mining Plant OAO owned by Pledgor 3, to be created as a first priority pledge under Credit Line No. 1.

Pledgor 1 – means the Borrower.

Pledgor 2 – means the owner of a 99.99% per cent. participatory shareholding in the authorized capital of the Borrower, Joint-Stock Holding Company Yakutugol (OJSHC Yakutugol), being a legal entity established and existing under the laws of the Russian Federation and registered in the Unified State Register of Legal Entities on December 23, 2002 (certificate of the state registration of a legal entity issued by the Inspectorate of the Tax

Ministry of the Russian Federation for the town of Neryungri, Republic of Sakha (Yakutia), serial number 14, main number 000671993), main state registration number (OGRN): 1021401009057; INN (taxpayer’s identification number): 1434026980; address: 3/1, Lenin Ave., Neryungri, Republic of Sakha (Yakutia), Russian Federation.

Pledgor 3 – means the owner of shares in Korshunov Mining Plant OAO, Mechel-Mining OAO, a legal entity established and existing under the laws of the Russian Federation, registered in the Unified State Register of Legal Entities on April 18, 2008 (certificate of the state registration of a legal entity issued by the Inspectorate of the Federal Tax Service for the Central District of the city of Novosibirsk, serial number 54 main number 003644362), main state registration number (OGRN): 1085406013846; INN (taxpayer’s identification number): 5406437129; address: 1, Krasnoarmeyskaya Str., Moscow, 125993, Russian Federation.

Land / forest land plots – means the land / forest land plots that are owned / taken on lease by the Borrower (including the land / forest land plots required for the deployment of the Facilities), as specified in the list of “Land / forest land plots the lease rights to which are pledged to the Bank”, appended as Annex No. 1 to this Agreement.

Project Completion Schedule – means a calendar schedule for the completion of works under the Project to be developed by the Borrower together with the Technical Advisor, to be agreed in writing with the Bank and to be approved by the authorized governance body of the Borrower.

Credit Line No. 1 – means a credit line with a limit of 150,000,000.00 (one hundred and fifty million 00/100) US dollars to be made available to the Borrower for the purpose of financing the Project costs in accordance with the Project Budget.

Credit Line No. 2 – means a credit line with a limit of 2,085,000,000.00 (two billion and eighty-five million 00/100) US dollars to be made available to the Borrower for financing the Project costs in accordance with the Project Budget until the commissioning of the Facilities.

Credit Line No. 3 – means this Agreement.

License – means a subsoil license (serial code , number 14425, type of the license: ) issued to OJSHC Yakutugol for “the extraction of coal within the boundaries of the North-Western section of the Elginskoye coal deposit», valid till May 31, 2020, as amended.

Supervising Company –means an independent company agreed with the Bank and engaged by the Borrower to exercise financial and technical supervision over the Project in accordance with the requirements specification that was earlier approved by the Bank.

Action Plan for the formation of «Elgaugol» OOO – means an action plan for the formation of a special project vehicle (the Borrower), which includes such steps as receipt of the necessary authorizations and licenses for the conduct of production activities under the Project, re-registration (transfer) of the License and transfer of certain assets in a certain manner, with the subsequent provision by Vnesheconombank of financing for the Project. The Action Plan for the formation of «Elgaugol» OOO shall be prepared by the Legal Advisor and approved by the Bank, and shall include:

•	an opinion report regarding the time required for the completion of the project for the formation of «Elgaugol» OOO and the transfer (including through sale) to that company of the assets of OJSHC Yakutugol, including the License and certain tangible assets (including, without limitation, certain assets under construction), with an increase of the authorized capital of «Elgaugol» OOO;

•	an opinion report regarding the covenants provided in the credit agreements concluded by the Mechel OAO Group with third party lending agencies and any potential violations of such covenants (including, without limitation, the covenant provided by the Mechel Group to maintain at a certain level the agreed financial performance indicators, to obtain approval of the crediting banks of certain proposed transactions, etc.) in connection with the implementation of the Project, and the exercise of control over the process of the introduction of certain amendments required for the implementation of the Project and the execution of Credit Facility Agreements No. 1 and No. 2 and this Agreement;

•	a report on the results of the legal due diligence, including, inter alia, recommendations regarding the changes that are required to be made to the constituent documents of «Elgaugol» OOO for the purpose of successfully fulfilling the Action Plan for the formation of «Elgaugol» OOO.

Project –means certain organizational and technical measures required for the implementation of the project for “the development of the North-Western section of the Elginskoye coal deposit in the Republic of Sakha (Yakutia)”, which includes the creation (design and construction) and the commissioning by the Borrower of the following capital construction facilities (hereinafter referred to as the “Facilities”):

•	first-order mining section of the Elginskoye Deposit – achieving the coal run-of-mine production volume, using the open-pit method, of 1 million tons of coal per year;

•	phase I of the Elga open-pit mine - production capacity of 11.7 million tons of raw coal per year;

•	construction phase I of the Elga washing plant – washing capacity of 9 million tons of raw coal per year;

•	construction of the railway line to the Elginskoye deposit – a 321 km long non-public rail track from station Ulak to station Elga;

•	seasonal washing plant – a washing plant with a washing capacity of 2.7 million tons of raw coal per year;

•	construction support and production base;

•	permanent shiftworkers’ settlement – designed to accommodate not fewer than 3,000 people;

•	maintenance and supply base (MSB);

•	general purpose production facilities.

The composition and the technal-economic parameters of the Facilities are determined in accordance with the «General Plan for the development of the Elginskiy coal complex (ECC) within the boundaries of the North-Western section of the Elginskoye coal deposit in the Republic of Sakha (Yakutia)», the project for the construction of the seasonal washing plant, the opinion report prepared by IMC Montan in respect of the Project, and may be adjusted upon completion of the design work and conclusion of contracts for the construction of the Facilities.

Technical Advisor –means an independent company approved by the Bank that provides technical support and consulting services in the field of production and processing of coal, construction of capital mining and infrastructure facilities, coal and coal concentrate logistics and marketing. If acceptable to the Bank, the Supervising Company may fulfill the functions of the Technical Advisor, provided it qualifies for the performance of the services required to be performed by the Technical Advisor hereunder.

Legal Advisor – means an independent legal support and consultancy company approved by the Bank, capable of fulfilling the requirements that were earlier agreed with the Bank.

Article 2. Subject-Matter of this Agreement.

2.1. The Bank shall make available to the Borrower a credit facility with a limit of 418,700,000.00 (four hundred and eighteen million seven hundred thousand 00/100) US dollars (hereinafter referred to as the “Credit”) for financing the Borrower’s costs:

No.	Line item	US dollars
1.	Payment of interests under Credit Line No. 2 until the commissioning of the Facilities.	247,850,000.00
2.	Payment of the fee for opening Credit Line No. 2.	20,850,000.00
3.	Re-financing of the debt owed by the Borrower to the Bank in relation to the repayment of the principal amount under Credit Line No. 1.	150,000,000.00

	Total under Credit Line No. 3:	418,700,000.00

and the Borrower shall repay the Credit, pay the Bank interest thereon (hereinafter referred to as “Interest”) and fulfill other obligations under this Agreement in accordance with its terms and conditions.

Article 3. Terms and conditions for the provision of the Credit.

3.1. The Bank shall provide the Credit in individual tranches over a period of 36 (thirty-six) months from the date of the fulfillment by the Borrower of the conditions set forth in Clause 3.3 of Article 3 of this Agreement by transferring the money to the Borrower’s account opened at the Bank.

3.2. Tranches of the Credit shall be disbursed by the Bank upon receipt of requests for disbursement containing a reference to this Agreement, specifying the amount of the tranche and the disbursement date, signed by the authorized representatives of the Borrower and certified with the Borrower’s seal.

The proceeds of the Credit may not be used:

•	for acquiring or repaying any circulating notes of third persons, other than Vnesheconombank’s circulating notes;

•	for acquiring any issue securities of third persons;

•	for repaying any third person loans;

•	for depositing on bank accounts opened at other banks, other than bank accounts opened by the Borrower at other bank with the consent of the Bank.

3.3. A request for the disbursement of the first tranche of the Credit shall be fulfilled by the Bank and the tranche shall be transferred by the Bank to the Borrower’s account opened at the Bank after all of the following conditions have been fulfilled:

3.3.1. The Borrower has opened settlement accounts at the Bank (in US dollars and in Russian roubles).

3.3.2. The Borrower has submitted to the Bank an original / a notarized copy of the resolution of the Borrower’s authorized body approving the taking of the Credit by the Borrower (if such an approval is required by the current legislation and/or the Borrower’s Charter).

3.3.3. The Borrower has granted the Bank the right to directly debit the Borrower’s accounts opened at the Bank and at other lending agencies without any additional authorization from the Borrower and in accordance with established procedures on the basis of orders for collection or payment orders, with a possibility of partial fulfillment of such orders in case the amount standing to the credit of the Borrower’s accounts does not suffice to cover the amount due.

To enable the Bank to exercise this right, the Borrower shall enter into additional agreements that will supplement the bank account agreements and pursuant to which the Borrower shall confer on the Bank the right to directly debit its accounts opened at the Bank and at other lending agencies for the amounts of obligations due from the Borrower under this Agreement without further authorization from the Borrower on the basis of orders for collection or payment orders in accordance established procedures, with a possibility of partial fulfillment of such orders in case the amount standing to the credit of the Borrower’s accounts does not suffice to cover the amount due.

3.3.4. The Borrower has submitted to the Bank a certificate from the tax inspectorate regarding the accounts opened at the banks dated not earlier than 30 (thirty) days before the date of its submission to the Bank.

3.3.5. The Borrower has paid to the Bank a fee for opening the Credit in the amount equal to 1 (one) per cent of the amount of the limit under the Credit.

The said fee shall be paid in a lump sum before the date of the disbursement of the first tranche of the Credit, but not later than 10 (ten) calendar days after the date of the execution of this Agreement.

3.3.6. The Borrower submitted to the Bank an original / a notarized copy of the resolution of the authorized bodies of Pledgor 2 approving the creation of the subsequent pledge over the pledged asset under Pledge No. 1 in favor of the Bank (if required by the current legislation and/or the Charter of Pledgor 2).

3.3.7. The Borrower has ensured the conclusion between Pledgor 2 and the Bank of a subsequent pledge agreement in respect of the pledged asset under Pledge No. 1.

3.3.8. The Borrower has submitted to the Bank the documents required for the opening of the loan account and referred to in Clause 9.2 of Article 9 of this Agreement.

3.4. The date of the disbursement of the Credit shall be deemed to be the date on which the Borrower’s account opened at the Bank is credited with the amount of the Credit in accordance with the terms and conditions of Clauses 3.1 – 3.3 of Article 3 of this Agreement.

3.5. The Bank shall have the right to refuse to provide the Credit upon occurrence of any of the following events:

3.5.1. A decision is made to re-organize / liquidate the Borrower / Pledgor 2, either voluntarily or pursuant to a court decision (provided that such re-organization / liquidation were not earlier approved by the Bank in writing);

3.5.2. An arbitration court institutes an action on the basis of an insolvency (bankruptcy) petition filed against the Borrower / Pledgor 2;

3.5.3. The Bank does not receive any amount (in full or in part) due from the Borrower to the Bank and such amount is not paid to the Bank within 10 (ten) business days after the date on which the payment in question fell due;

3.5.4. The Bank is informed by the Supervising Company that the expenditures on construction are unreasonable and/or that the completion of the works under the Project is more than 6 (six) months behind the schedule and/or that the completed works under the Project do not meet the applicable construction standards/regulations established by the current legislation of the Russian Federation which results in the risk of damage/loss of the Project Facilities;

3.5.5. The Borrower fails to obtain the authorizations or consents from the state or municipal authorities required in accordance with the current legislation of the Russian Federation for the performance of construction work or for the subsequent exploitation of the Facilities;

3.5.6. The Bank’s nominees on the Board of Directors of the Borrower are dismissed from their positions of members of the Board of Directors of the Borrower, except when it is done for the purpose of replacing one nominee of the Bank with another;

3.5.7. The Borrower fails to comply with the Bank’s ecological safety requirements for the Project;

3.5.8. The Borrower fails to provide the Bank with any documentation requested by the Bank pertaining to the ecological parameters of the Project, including copies of opinion reports issued by the State authorities of the Russian Federation in relation to the Project.

Article 4. Repayment of the Credit.

4.1. The Borrower shall fully repay to the Bank its debt under the Credit upon expiry of 162 (one hundred and sixty-two) months after the date of the execution of this Agreement.

The first payment under the Credit shall be made upon expiry of 42 (forty-two) months after the date of the execution of this Agreement.

Repayment of the principal debt under the Credit shall be made in accordance with the Credit Repayment Schedule attached as Annex No. 3 to this Agreement.

The Credit Repayment Schedule may be amended, subject to the consent of the Bank, by executing an additional agreement to supplement this Agreement:

•	upon service of a written notice on the Bank at least 45 (forty-five) calendar days before the due repayment date specified in the schedule;

•	subject to the submission by the Borrower to the Bank of an extract from the resolution of the Borrower’s authorized governance body approving the amendment of the Credit Repayment Schedule at least 30 (thirty) business days prior to the due repayment date specified in the schedule.

4.2. The payment obligations of the Borrower under this Agreement shall be deemed fulfilled as from the date on which the relevant amount of money is transferred from the Borrower’s accounts opened at the Bank or as from the date on which the relevant amount of money is credited to the corresponding account of the Bank for the purpose of final repayment of any indebtedness related to the Credit, Interest on the Credit, any fees, any penalties (fines) referred to in Clauses 8.3 and 8.4 of Article 8 of this Agreement and final reimbursement of all costs sustained by the Bank in pursuance of this Agreement as is provided for in Clauses 4.5 and 4.9 of Article 4 of this Agreement.

4.3. The Bank may unilaterally change its payment instructions (its bank account details) for the repayment of the Credit and/or the payment of Interest and/or any fees and/or liquidated damages, penalties, after notifying the Borrower in writing of any such change at least 3 (three) business days before the date on which the repayment of the Credit and/or the payment of Interest and/or fees and/or liquidated damages, penalties falls due.

If the date of the repayment of the Credit, the payment of Interest (the last interest period), any fees, charged in accordance with the terms and conditions of this Agreement, falls on a non-business day / public holiday in the Russian Federation or in the United States of America, the repayment of the Credit, the payment of Interest (the last interest period), any fees, shall be made on the next following business day.

4.4. When the repayment of the Credit and/or the payment of Interest and/or fees and/or liquidated damages, penalties falls due, the Bank shall have the right, without notifying the Borrower and in accordance with Clause 3.3.3 of Article 3 of this Agreement to debit the Borrower’s accounts for the amounts due on the basis of orders for collection or payment orders in accordance with established procedures, with a possibility of partial fulfillment of such orders in case the amount standing to the credit of the Borrower’s accounts does not suffice to cover the amount due.

Upon debiting the Borrower’s account at the Bank for any amount of money, the Bank shall notify the Borrower of such debiting on the date it is made.

4.5. If the Credit is repaid and/or Interest and/or fees and/or penalties are paid in any currency other than US dollars, the amounts so paid shall be converted to US dollars using the exchange rate established by the Bank for that day for its clients’ operations. All costs connected with such conversion shall be reimbursed by the Borrower to the Bank at the Borrower’s cost.

4.6. If the amount standing to the credit of the Borrower’s account at the Bank does not suffice to make a payment, the Borrower shall repay the Credit and/or pay Interest and/or fees and/or penalties from other sources to the Bank’s correspondent account.

4.7. Any money received from the Borrower towards repayment of the Credit and/or payment of Interest and/or Fees and/or penalties (fines) on the dates when the same fall due shall be used by the Bank towards repayment of any obligations under this Agreement in the following order of priority:

If the funds are sufficient:

•	to cover the fees and costs connected with the fulfillment of this Agreement;

•	to cover penalties and fines under this Agreement (if any);

•	to cover overdue obligations (if any) to pay interest under this Agreement;

•	to cover any overdue obligation (if any) to repay the Credit;

•	to cover the obligation to pay interest under this Agreement as the same falls due,

•	to cover the obligation to repay the Credit as the same falls due.

If the funds are not sufficient:

•	to cover the costs connected with the fulfillment of this Agreement;

•	to cover overdue obligations (if any) to pay interest under this Agreement;

•	to cover overdue obligations (if any) to repay the Credit;

•	to cover the obligation to pay interest under this Agreement as the same falls due;

•	to cover the obligation to repay the Credit as the same falls due;

•	to cover fees, penalties, fines (if any).

4.8. The Credit may be prepaid in full or in part subject to the service on the Bank of at least 40 (forty) business days’ prior written notice specifying the amount to be prepaid and the proposed prepayment date.

A notice from the Borrower of its intention to prepay the Credit (in full or in part) shall be irrevocable and binding on the Borrower.

Each time any amount of the Credit is prepaid by the Borrower in part, there shall be made a re-computation of payments due from the Borrower under the Credit so as to proportionally reduce such payments by the amount so prepaid. A complete prepayment is permitted only on condition that all interest, fees, penalties and fines that have been charged but not yet paid shall be paid.

No prepayment fee shall be charged. However, in the event of prepayment the Borrower shall pay / reimburse the Bank for all the costs sustained / incurred by the Bank in connection with such prepayment of the Borrower’s obligations under the credit (and, if necessary, the amount of such costs shall be increased by the amount of VAT) after the presentation by the Bank of the documents evidencing such costs.

4.9. The Borrower confers on the Bank the right to directly debit the Borrower’s accounts opened at the Bank for amounts of wire, telephone/fax, mailing costs at applicable rates and for amounts of other costs that were sustained by the Bank in pursuance of this Agreement, without obtaining any further authorization from the Bank, in accordance with established procedures and on the basis of orders for collection or payment orders, with a possibility of partial fulfillment of such orders in case the amount standing to the credit of the Borrower’s accounts does not suffice to cover the amount due.

If the balance standing to the credit of the Borrower’s accounts opened at the Bank is zero, the Borrower shall reimburse the Bank for all such costs upon first demand of the Bank within 3 (three) business days of the date of its receipt.

Article 5. Computation and payment of Interest

5.1. The Borrower shall pay the Bank Interest on the Credit in US dollars, which Interest shall be charged on the outstanding amount of the Credit during the period from the date next following the date of the disbursement of the first tranche of the Credit to the date of the actual repayment of the Credit inclusive.

Interest shall be computed in compliance with the requirements set forth in Regulations No. 39-P of the Bank of Russia dated June 26, 1998 “On the procedures for computation of interest on transactions connected with the attraction and placement of monetary funds by banks”.

5.2. The interest rate under the Agreement shall be fixed at 8 (eight) per cent per annum for a period of 60 (sixty) months from the date of the execution of this Agreement, and thereafter the interest rate shall be floating and shall be determined as 6 month Libor + 6 (six) per cent per annum.

5.3. The first interest period shall commence on the date next following the date of the disbursement of the first tranche of the Credit and shall last 3 (three) months.

Each subsequent interest period (beginning from the second one) shall last 3 (three) months. The last interest period shall begin on the date next following the end of the preceding interest period and end on the date of the actual repayment of the obligations under the Credit.

Interest for the first and each subsequent interest period shall be paid on the last business day in the relevant interest period.

5.4. The Bank shall advise the Borrower by letter or by fax, using the mailing address / fax number specified in Clause 10.5 of this Agreement, of the exact amount of Interest due from the Borrower at least 3 (three) business days prior to the Interest payment date.

Article 6. Additional obligations of the Borrower.

6.1. The Borrower shall submit to the Bank:

6.1.1. a copy of its accounting statements (together with evidence of their acceptance by the territorial tax inspectorate) within 10 (ten) business days of the deadline established for the submission of the relevant accounting statements to the tax inspectorate, and a copy of its interim accounting statements, in accordance with the following time schedule:

•	accounting statements for the 1st quarter (for a period from January 1 to March 31) – by May 15 of each year;

•	accounting statements for the 1st half year (for a period from January 1 to June 30) – by August 15 of each year;

•	accounting statements for the first 9 months of the year (for a period from January 1 to September 30) – by November 15 of each year.

Other financial and statistical statements shall be submitted within 15 (fifteen) business days of the date of receipt by the Borrower of the Bank’s request by fax (the receipt of which must be automatically confirmed by the fax machine) and at the address specified in Clause 10.5 of this Agreement.

6.1.2. Together with the submission of accounting statements in accordance with the time schedule contained in Clause 6.1.1 of Article 6 of this Agreement, the Borrower shall submit the following documents updated up to the accounting reference date and confirmed with the seal and signature of the authorized representative of the Borrower:

•	letters confirming that the Borrower has or does not have any loan indebtedness (including any overdue loan indebtedness);

•	accounting forms No. 1 and No. 2 with itemization of the following accounts: loan debts, accounts receivable and accounts payable (letters confirming existence / absence of any overdue debt, the date on which the debt arose and the estimated debt repayment date), fixed assets, construction in progress, investments, other meaningful (i.e. containing entries) lines of the statement of the financial results with itemization of the types of income / expenditure as on the most recent accounting date;

•	information on any attachment of the Borrower’s property, information on pledged/mortgaged property, information on security provided for third persons’ obligations;

•	a list of accounts opened by the Borrower at lending agencies other than the Bank;

•	bank account statements showing the credit balances, the account turnover for the most recent quarter, presence / absence of a backlog of unpaid payment orders;

•	certificates from the tax body confirming compliance by the Borrower with its obligations in respect of the payment of taxes, charges, penalties and fines.

6.1.3. By June 30 of each year during the effective term of this Agreement: submission of the auditor’s report, prepared by an auditing company acceptable to the Bank, on the results of the audit of the annual financial statements of the Borrower for the preceding year, prepared in accordance with the Russian accounting standards.

6.1.4. When opening accounts at other banks, within 60 (sixty) calendar days of the date of the receipt from the Bank of a notification of the selection of the Borrower’s accounts: copies of additional agreements amending the bank account agreements under which the Bank is granted the right to directly debit such accounts for amounts due from the Borrower under this Agreement, without any further authorization from the Borrower, on the basis of orders for collection or payment orders in accordance with established procedures, with a possibility of partial fulfillment of such orders in case the amount standing to the credit of the Borrower’s accounts does not suffice to cover the amount due.

6.1.5. upon occurrence of any of the following events which may render the Borrower incapable of fulfilling its obligations under the Agreement, immediately notify the Bank of such events, if the Borrower is aware or ought to be aware of them, and of the steps being taken by the Borrower for complying with all the terms and conditions of this Agreement notwithstanding the occurrence of such events:

1. a decision is made that may lead to liquidation, re-organization or change of the form of ownership of the Borrower;

2. an insolvency (bankruptcy) petition if filed against the Borrower and is accepted by an arbitration court for consideration.

6.2. The Borrower shall:

6.2.1. inform the Bank of all changes in its banking details, its name or address within 5 (five) business days of such changes taking effect, and shall provide the Bank, within 1 (one) calendar month of the service of the notice of such changes on the Bank, the documents formalizing such changes (a certificate of the registration of a legal entity, a certificate of the registration of changes made to constituent documents, a notarized amendment to the Charter, etc.);

6.2.2. not take any decisions to re-organize or liquidate the Borrower without prior approval by the Bank of the successor to the Borrower’s obligations to this Agreement, and not take any steps that may render the Borrower incapable of fulfilling its payment obligations under this Agreement;

6.2.3. During the effective term of this Agreement, make all payments under the agreements concluded within the framework of the Project, including transactions financed out of the proceeds of the Credit, using the accounts opened by the Borrower at the Bank or at other lending agencies agreed with the Bank.

6.2.4. Within 15 (fifteen) business days after the end of each quarter, submit to the authorized state body the documents required by law and fulfill all other actions required for obtaining a refund of VAT from the budgetary fund in respect of goods, works and services acquired during the period of the Project implementation.

6.2.5. Any funds received by way of VAT refunds in respect of goods, works and services acquired within the framework of the Project, with the exception of the funds received by way of VAT refunds in respect of the assets contributed to the authorized capital of the Borrower:

•	shall be transferred by the Borrower to its settlement account opened with the Bank;

•	until the completion of the construction of the Facilities, shall be used by the Borrower to finance the costs related to the Project implementation, which costs shall be subject to prior approval by the Bank;

•	after the completion of the construction of the Facilities, shall be used by the Borrower to repay and/or service the obligations owed by it to the Bank under Credit Lines No. 2 and No. 3.

6.2.6. By the 20th day of the first month in each quarter next following the accounting quarter, provide the Bank with an extract from account 19 “Value added tax on acquired assets” for the accounting quarter and from account 68 “Settlements in respect of the value added tax” (reference is made here to accounts of the chart of accounts).

6.2.7. Within 10 (ten) business days of the receipt of a VAT refund in respect of the capital expenditure incurred under the Project, notify the Bank in writing of the fact of the VAT refund, specifying the amount refunded.

6.2.8. To obtain prior approval from the Bank of any of the following actions:

•	(1) amendment of the Charter in connection with a change of the amount of the authorized capital of the Borrower;

•	(2) entering into any contracts entailing encumbrance, alienation or possible alienation of assets the value of which exceeds 1 (one) per cent. of the book value of the Borrower’s assets as determined based on the most recent accounting statements;

•	(3) the terms for obtaining and repaying credits and loans, including debt financing through the issuance of securities, and the forms of security to be provided for such credits and loans;

•	(4) provision of guarantees to secure obligations of third persons;

•	(5) amendment of the terms and conditions of earlier obtained credits and loans (except for amendment of the terms and conditions of this Agreement);

•	(6) making decisions on the establishment of new legal entities (subsidiaries);

•	(7) making decisions entailing alienation, acquisition or potential alienation of shares or participatory shares in the authorized capitals of affiliated companies, including alienation in the form of a pledge;

•	(8) transfer of the subsoil license.

6.2.9. Within 60 (sixty) calendar days of the date of the execution of this Agreement, amend the Charter of the Borrower to reflect the increase of the number of members of the

Board of Directors of the Borrower to 5 members, ensure that two representatives of the Bank be appointed as members of the Board of Directors of the Borrower and serve in such capacity throughout the effective term of this Agreement, and provide copies of the minutes of the meetings of the Board of Directors or of the General Meeting of Participants containing resolutions on the appointment of at least two representatives of the Bank as members of the Borrower’s Board of Directors within 10 business days of the date on which the minutes of the General Meeting of Shareholders are signed by the chairperson of the General Meeting of Participants and the secretary of the General Meeting of Participants.

6.2.10. Within 15 (fifteen) calendar days of the date of the receipt of the relevant notices from the Bank, pay / reimburse the Bank for all documented costs (including those related to the payment of taxes) incurred by the Bank in connection with preparation and execution of and payments under the agreements with foreign banks concluded for the purpose of funding the Project.

6.2.11. Convert all funds paid under this Agreement into the accounts opened at the Bank using the exchange rates and other tariffs established by the Bank for the date of payment for its corporate clients.

6.2.12. During the effective term of this Agreement, fulfill the agreement concluded with the Supervising Company and pay all costs arising thereunder. Agree with the Bank all changes proposed to be made to the said agreement. If the said agreement is terminated with the consent of the Bank, enter, within 30 (thirty) business days after the date of such termination, into an agreement with another Supervising Company which was approved by the Bank in writing.

6.2.13. During the availability period established under this Agreement, Credit Lines No. 1 and No. 2, fulfill the agreement concluded with the Legal Advisor and pay all costs arising thereunder. Agree with the Bank any changes proposed to be made to the said agreement. If the said agreement is terminated with the consent of the Bank, enter, within 30 (thirty) business days after the date of such termination, into an agreement with another Legal Advisor which was approved by the Bank in writing.

6.2.14. By the 20th (twentieth) day of the second month of each quarter next following the accounting quarter, submit to the Bank reports prepared by the Supervising Company on the progress made in the Project implementation in the form acceptable to the Bank, attaching to that report the necessary confirmatory documents in electronic form.

6.2.15. By the 20th (twentieth) day of the second month of each quarter next following the accounting quarter, submit to the Bank reports prepared by the Legal Advisor on the progress made in the implementation of the Action Plan for the formation of the Borrower in the form acceptable to the Bank, attaching to that report the necessary confirmatory documents.

6.2.16. To provide to the Bank, through its authorized representatives and the Supervising Company, with an opportunity to carry out technical and financial supervision over the Project implementation, and with access to the primary accounting documents and accounting records of the Borrower, as well as to any other documents issued to the Borrower by third persons in connection with the Project implementation, provided the authorized representatives of the Bank and the Supervising Company agree in writing not to disclose any information of confidential nature or any trade secrets or any information of restricted use protected by third persons’ rights or by agreements concluded by the Borrower with third persons. The Borrower shall provide an opportunity to carry out inspections at the construction site subject to receipt of a written request at least 15 (fifteen) business days prior to the planned visit to the construction site or examination of the accounting records of the Borrower.

6.2.17. Within 30 (thirty) business days of the date of the execution of each pledge (subsequent pledge) agreement / each additional agreement amending a pledge (subsequent) agreement, insure all the pledged assets (with the exception of the land / forest land plots, lease rights to land / forest land plots, participatory shares in the authorized capital of the Borrower) with an insurance company approved by the Bank against the risk of loss (destruction) and damage for an amount which is not less than the hypothecation value of such assets. If the sum insured is increased as a result of an increase of the hypothecation value of the pledged assets, enter into the necessary additional agreements introducing the necessary amendments to the relevant insurance contract.

6.2.18. Within 20 (twenty) business days of the date of the execution of each insurance contract, submit to the Bank original insurance policies and a copy of the insurance contract together with documents evidencing payment of the insurance premiums thereunder. Upon expiry of the term of insurance cover, submit documents confirming renewal of the insurance cover together with documents evidencing payment of the insurance premium thereunder.

Upon occurrence of an insured event, the Borrower shall be required to preliminarily agree with the Bank the procedures for the payment of the insurance compensation in line with the following general terms and conditions:

•	in the event of damage of a pledged asset: the insurance compensation shall be made to the Borrower, and the Borrower shall restore / replace the pledged asset within the period of time agreed upon with the Bank in writing;

•	if it is impossible to restore / replace the pledged asset: the insurance compensation shall be paid to the Bank; the Bank shall treat such insurance compensation as prepayment of the obligations owed by the Borrower to the Bank, provided that the Borrower does not owe any overdue debt to the Bank. The pledged asset shall be excluded from the list of pledged assets and an additional agreement to that effect shall be concluded so as to amend the relevant pledge agreement;

6.2.19. Insure, on an annual basis, with an insurance company acceptable to the Bank (with the submission to the Bank of copies of insurance policies and the documents evidencing payment of insurance premiums) the entire volume of construction works, all construction, assembly, excavation, capital and other works required for the construction of the Facilities, including building materials, constructions, installations and equipment, which is being assembled, and the costs of the clearance of the territory and removal of debris in accordance with the insurance program.

6.2.20. Upon registration of the transfer of lease rights to the forest land plots specified in Annex No. 1 to this Agreement from OJSHC Yakutugol to the Borrower, within 90 (ninety) calendar days of the date of the state registration of the lease rights to the pledged assets under Pledge No. 2, submit to the Bank the following documents pertaining to the pledged assets under Pledge No. 2:

•	an original extract from the Unified State Register of Rights to Immovable Property and Transactions therewith (EGRP) confirming that such assets are not encumbered, which extract must be issued not earlier than 1 (one) calendar month prior to its submission to the Bank;

•	an original cadastral passport issued not earlier than 6 (six) months prior to its submission to the Bank;

•	an original or a notarized copy of the land plot lease agreement and the consent of the owner to the transfer of the pledge over the lease rights to the forest land plot to the Bank or a notice served on the owner of the transfer of the pledge over the lease rights to the Bank (if required by the current legislation of the Russian Federation).

6.2.21. Within 90 (ninety) calendar days of the date of the state registration of the ownership right / lease rights to the pledged assets under Pledge No. 3, submit to the Bank the following documents pertaining to the pledged assets under Pledge No. 3:

•	an original extract from the Unified State Register of Rights to Immovable Property and Transactions therewith (EGRP) confirming that such assets are not encumbered, which extract must be issued not earlier than 1 (one) calendar month prior to its submission to the Bank;

•	an original cadastral passport issued not earlier than 6 (six) months prior to its submission to the Bank;

•	an original or a notarized copy of the sale and purchase agreement / lease agreement in respect of the land / forest land plot and the consent of the owner to (notice to the owner regarding) the transfer of the pledge over the lease rights to the land / forest land plot to the Bank (if required in accordance with the current legislation of the Russian Federation);

•	an opinion report from the Supervising Company confirming that the land / forest land plots comprising the pledged assets under Pledge No. 3 were acquired on the ownership basis / on a long-term lease basis for the deployment of the Facilities and/or for other uses within the framework of the Project.

6.2.22. Within 120 (one hundred and twenty) calendar days of the date of the state registration of the ownership rights / lease rights to the pledged assets under Pledge No. 2 and Pledge No. 3, enter into pledge agreements with the Bank in respect of the pledged assets under Pledge No. 2 and Pledge No. 3.

6.2.23. Within 45 (forty-five) calendar days of the date of the execution of the pledge agreements in respect of the pledged assets under Pledge No. 2 and Pledge No. 3, submit to the Bank an original extract from the Unified State Register of Rights to Immovable Property and Transactions therewith (EGRP) confirming the registration of a mortgage over the pledged assets under Pledge No. 2 and Pledge No. 3.

6.2.24. Within 30 (thirty) calendar days of the date of the execution of statements on the commissioning of immovable property and infrastructure facilities built on the land / forest land plots comprising the pledged assets under Pledge No. 2 and Pledge No. 3, submit to the state registration authorities the documents required for the registration of the Borrower’s ownership rights to the pledged assets under Pledge No. 5 and deliver to the Bank the confirmatory documents.

6.2.25. Submit to the Bank notarized copies of the certificates of the state registration of ownership rights to the pledged assets under Pledge No. 5 being built on the land / forest land plots comprising the pledged assets under Pledge No. 2 and Pledge No. 3 within 10 (ten) business days of the receipt of such certificates in which there must be stated the encumbrances created over such assets in favor of the Bank.

6.2.26. By the 20th (twentieth) day of the month next following the end of each accounting quarter, submit to the Bank a list of the movable properties comprising the pledged assets under Pledge No. 4, together with an opinion report from the Supervising Company confirming the correctness thereof.

6.2.27. On a quarterly basis, within 45 (forty-five) calendar days after the end of each quarter, to create a pledge in favor of the Bank over the pledged assets under Pledge No. 4, namely: over all movable property accepted by the Borrower and recorded under account 01 “Fixed Assets” falling within the following categories: machinery and equipment, hardware, transport vehicles fully assembled and installed and duly marked (with the name of the manufacturer, the country of origin, the year of manufacturing, the factory and serial number, conformity with standards, the nomenclature code) the initial book value of which is equal to or exceeds 1,000,000.00 (one million 00/100) Russian roubles per unit, contributed to the authorized capital of the Borrower or acquired by the Borrower after the execution of this Agreement using the proceeds of the Credit received from Vnesheconombank for the purpose of creating the Facilities within the framework of the Project with a 20 (twenty) per cent. discount, by executing the relevant pledge agreement / additional agreements amending the pledge agreement.

6.2.28. Within 20 (twenty) business days of the date of the execution, submit to the Bank a copy of the statement of acceptance of a completely built Facility (accounting form KC-11) received from the building contractor who built the Facility.

6.2.29. Within 20 (twenty) business days of the date of the execution, submit to the Bank a copy of the statement of acceptance of a completely built Facility by the acceptance commission of the customer (according form KC-14).

6.2.30. Within 10 (ten) business days of the date of the receipt of a construction permit in respect of the Facilities provided for by the Project, submit to the Bank the construction permit.

6.2.31. If necessary, pursuant to a written request of the Bank and within the time limits established by the Bank, enter, at its own expense, into an agreement for the conduct of an ecological study of the Project in accordance with the international ecological standards with an independent specialized company acceptable to the funding banks and submit to the Bank all ecological documentation (expert documentation and authorizing documentation relating to the impact of the Project on the environment).

6.2.32. Open transaction passports at the Bank for all import contracts financed out of the proceeds of the Credit provided by the Bank.

6.2.33. Within 30 (thirty) business days of the receipt of an official request from the Bank, enter, at its own cost, into agreements for the conduct of an assessment of the market value of the pledged assets under Pledge No. 1, Pledge No. 2, Pledge No. 3 and Pledge No. 5, with an assessing company which was approved by the Bank, and to enter into additional agreements amending the hypothecation value of the pledged assets under Pledge No. 1, Pledge No. 2, Pledge No. 3 and Pledge No. 5.

6.2.34. Maintain the composition of the pledged assets under Pledges No. 1 – 6 so that the hypothecation value of the pledged assets under Pledges No. 1 – 6 never falls below the hypothecation value of such pledged assets under Pledges No. 1 – 6 as on the dates of the execution of security agreements throughout the effective term of this Agreement with an obligation to provide additional security in the event of the withdrawal of any of the pledged assets.

6.2.35. If the Borrower becomes aware of any possible increase of the Project expenditure items to be financed out of the proceeds of Credit Line No. 1 and Credit Line No. 2 due to an increase of the costs of construction and assembly works, design and exploration works, equipment, materials or other Project related costs, or a considerable increase of the official exchange rate of the Russian rouble to the US dollar or the Euro, the Borrower shall submit documents confirming the increase of the costs of the Project works (including estimates and computations, service agreements, equipment supply agreements, etc. at the request of the Bank) attaching to them an opinion report prepared by the Technical Advisor or the Supervising Company confirming the reasonableness of the increase of such costs.

6.2.36. Within 60 (sixty) calendar days of the date of the execution of this Agreement, ensure installation on the territory around the Facilities of the video surveillance system for monitoring the progress of the construction works and providing the Bank with a means of receiving a video signal via the Internet at all times. Maintain the said system in good working condition until the commissioning of the Facilities.

6.2.37. For the duration of the effective term of this Agreement, in respect of the participatory shares in the authorized capital of the Borrower that were not pledged to the Bank, ensure that the current owners of the participatory shares preliminarily agree with the Bank in writing procedures for making decisions on alienation, encumbrance or possible alienation or possible encumbrance of such shares.

6.2.38. During the effective term of this Agreement, not accept / not provide any loans or any security in any form to other legal entities for its own obligations or obligations of third persons without the prior written consent of the Bank.

6.2.39. If an authorized body discovers any cases of environmental pollution caused by any works being done in connection with the Project, notify the Bank of such a case as soon as possible specifying the causes of the accident, and provide a plan of action for liquidating the accident, and thereafter provide quarterly reports on the steps taken to eliminate the effects of any such environmental pollution.

6.2.40. If there is any change in the chain of the owners of participatory shares in the Borrower, including beneficial owners (including ultimate owners) and/or any change in the composition of the Borrower’s executive bodies, provide the Bank, within 3 (three) business days of the date of the occurrence of each such change, with the requisite details (including updated information in the form approved by the Bank and attached as Annex No. 4 to this Agreement) and with confirmatory documents on paper and in electronic form.

6.2.41. If no change in the chain of the owners of participatory shares in the Borrower, including beneficial owners (including ultimate owners) and/or in the composition of the executive bodies of the Borrower occurs, provide the Bank, by the 25th (twenty-fifth) day of each accounting month a confirmation that no such changes have occurred.

The Borrower hereby agrees to provision of the information furnished by the Borrower pursuant to this Clause of this Agreement to the ministries and agencies concerned. The Bank shall not be liable for any adverse consequences of the disclosure of such information in case any person’s rights should be violated as a result of the provision by the Bank of said information to the ministries and agencies concerned.

6.2.42. Within 60 (sixty) calendar days of the date of the execution of this Agreement, make changes to all existing loan and/or credit agreements under which the Borrower acts as a borrower, providing for the subordination of all the obligations owed by the Borrower at the time of the execution of the relevant agreement to the obligations owed by the Borrower to the Bank.

6.2.43. During the effective term of this Agreement use all proceeds from the sales of coal and coal concentrate received after the commissioning of the Project Facilities, less operational costs (connected with production, processing, sale of run-of-mine coal and clean coal concentrate, transportation, transshipment and other costs the reasonableness of which was confirmed by the Supervising Company) and less mandatory payments to budgetary and non-budgetary funds, towards repayment of obligations of the Borrower under this Agreement.

6.2.44. Ensure that during the effective term of this Agreement all payments under all agreements for the sale of products, assets, property, services by the Borrower be made to the Borrower’s accounts opened at the Bank.

6.2.45. Submit to the Bank, on a quarterly basis, concurrently with the submission of accounting statements, statements of payments made under agreements for the sale of products, assets, property and services of the Borrower to the Borrower’s accounts opened at the Bank in a form acceptable to the Bank, attaching confirmatory documents to such statements.

6.2.46. Ensure that during the effective term of this Agreement all such agreements for the sale of products, assets, property and services of the Borrower provide that all payments under them be made to the Borrower’s bank accounts opened at the Bank.

6.2.47. Submit to the Bank, on a quarterly basis, by the 30th (thirtieth) day of each month next following the end of the accounting quarter, a cash flow statement of the Borrower certified by the Borrower for the preceding accounting quarter, showing separately the cashflows attributable to operational, investment and financial activities, and stating the amount of the fixed assets depreciation charged for the accounting period and containing a computation of the debt service coverage ratio (DSCR).

6.2.48. submit to the Bank, on a quarterly basis, by the 30th (thirtieth) day of each month next following the end of the accounting quarter, a cash flow statement of the Borrower certified by the Borrower for the preceding accounting quarter, showing separately the cashflows attributable to operational, investment and financial activities, and stating the amount of the fixed assets depreciation charged for the accounting period and containing a computation of the debt service coverage ratio (DSCR).

6.2.49. On an annual basis, within 10 (ten) business days after the submission to the territorial body of the Russian statistical authority ROSSTAT, submit to the Bank a copy, certified by the Borrower, of accounting form No. 1 – enterprise “Main information on the activities of the organization” of the Borrower.

6.2.50. On a monthly basis, within 10 (ten) business days of the submission to the territorial body of ROSSTAT, submit to the Bank a copy, certified by the Borrower, of accounting form No. P-4 “Information on the quantity of employees, on salaries and on transfers of employees” of the Borrower.

6.3. The Borrower shall:

6.3.1. ensure the creation of a pledge by Pledgor 2 in favor of the Bank over not less than 49 (forty-nine) per cent. of the participatory shares in the Borrower for the duration of the effective term of this Agreement.

6.3.2. if there is an increase of the authorized capital of the Borrower the participatory shares in which comprise the pledged assets under Pledge No. 1 - execution by Pledgor 2 of the necessary security documents within 60 (sixty) calendar days of the date of the state registration of that change.

6.3.3. The Borrower shall ensure that Pledgor 2 provide (disclose) to the Bank the following information:

(1) information about the chain of the owners of Pledgor 2, including beneficial owners (including ultimate owners), in electronic form using the template provided in Annex No. 4 to this Agreement, together with provision of confirmatory documents both on paper and in electronic form;

(2) in case there is a change in the chain of the owners of Pledgor 2, including beneficial owners (including ultimate owners) and/or in the composition of the executive bodies of Pledgor 2, updated information (including updated information in the form shown in Annex No. 4 to this Agreement) and confirmatory documents on paper and in electronic form; and

(3) if no such changes occur, a confirmation from Pledgor 2 that there have been no changes in the chain of the owners of Pledgor 2, including beneficial owners (including ultimate owners) and/or in the composition of the executive bodies of Pledgor 2.

The Borrower shall ensure provision (disclosure) by Pledgor 2 of the aforementioned information as follows:

•	(1) within 5 (five) calendar days of the execution of a pledge agreement between the Bank and Pledgor 2 providing for the relevant obligations of Pledgor 2;

•	(2) if there occur any changes that require the updating of the earlier provided (disclosed) information: within 3 (three) business days of the occurrence of the changes in question;

•	(3) if no such changes occur – on a monthly basis, submitting a confirmation of no changes by the 25th (twenty-fifth) day of the accounting month.

6.4. The Borrower hereby warrants that it has all the necessary authorities and that it is not required to obtain any additional authorizations or consents for the purpose of obtaining and repaying the Credit or fulfilling any of its other obligations under this Agreement.

6.5. The Borrower hereby waives any right to offset any counterclaims or to make any deductions on account of any amounts payable by the Borrower to the Bank.

Article 7. Securing the fulfillment of the Borrower’s obligations under this Agreement.

7.1. The fulfillment by the Borrower of its obligations under this Agreement shall be secured with:

7.1.1. subsequent pledge over the pledged asset under Pledge 1;

7.1.2. pledge over the pledged asset under Pledge 2;

7.1.3. pledge over the pledged asset under Pledge 3;

7.1.4. pledge over the pledged asset under Pledge 4;

7.1.5. pledge over the pledged asset under Pledge 5.

Article 8. Failure by the Borrower to fulfill its obligations under this Agreement. Bank’s actions.

8.1. The Borrower shall be deemed to have failed or become unable to duly fulfill its obligations under this Agreement upon occurrence of any of the events described below in this Clause:

8.1.1 The Bank has not received, in full or in part, any of the payments owing to the Bank under Clause 4.1 of Article 4 of this Agreement, or under Clauses 5.2 and 5.3 of Article 5 of this Agreement, as and when due under this Agreement.

8.1.2. Any of the events described in Clauses 3.5.1 – 3.5.6 of Article 3 of this Agreement has occurred;

8.2. If the Borrower fails to duly fulfill its obligations under Clause 8.1 of Article 8 of this Agreement, the Bank shall have the right to declare the entire outstanding amount of the Credit and Interest as immediately due and payable, to use its right under Clause 4.4 of Article 4 of this Agreement, and to institute a court action for recovery of the Credit together with Interest, fees, penalties and fines charged. Any outstanding Credit and Interest shall be recorded by the Bank in the overdue loan debts account with effect from the date of the declaration of the Credit and Interest as immediately due and payable.

Upon occurrence of an event referred to in Clause 8.1.1 of Article 8 of this Agreement, the Bank shall record the outstanding amount of the Credit and/or Interest in the overdue loan debts account with effect from the dates determined in accordance with Clause 4.1 of Article 4 and Clause 5.3 of Article 5 of this Agreement.

8.3. From the date on which any outstanding Credit is recorded in the overdue loan debt account (hereinafter referred to as “Overdue Credit Debt”) the Bank shall charge on the amount of the Overdue Credit Debt a penalty for each day of delay in its repayment at the rate of 0.1 (zero point one) per cent per annum over and above the interest rate established by this Agreement. From the date on which any outstanding Interest is recorded in the overdue interest debt account (hereinafter referred to as “Overdue Interest Debt”) the Bank shall charge on the amount of the Overdue Interest Debt a penalty for each day of delay in its repayment at the rate of 0.2 (zero point two) per cent per annum.

The Borrower hereby undertakes to pay to the Bank the above mentioned penalties. The Bank shall be allowed to directly debit the Borrower’s accounts opened at the Bank for the amounts of any such penalties, without any additional authorization from the Borrower, on the basis of orders for collection or payments orders in accordance with established procedures, with a possibility of partial fulfillment of such orders in case the amount standing to the credit of the Borrower’s accounts does not suffice to cover the amount due. The payment of penalties by the Borrower shall not release the Borrower from the fulfillment of the obligation breached. The Borrower shall be deemed to have acknowledged the penalty on the date of its payment.

8.4. If the Borrower / Pledgor 2 fails to fulfill any of its additional obligations (a delay in fulfillment of an obligation lasting more than 30 days shall be deemed to constitute a failure to fulfill that obligation; in case a deadline for the fulfillment of an obligation is not set, a non-fulfillment of that obligation shall constitute its breach), the Bank shall have the right to charge a penalty for each instance of non-fulfillment in the amount of 250,000.00 (two hundred and fifty thousand 00/100) Russian roubles, and such penalty shall be paid within 5 (five) business days of the date of the issuance by the Bank of a demand for the payment of the penalty. The Borrower shall be deemed to have acknowledged the penalty on the date of its payment.

The payment by the Borrower / by Pledgor 2 of the penalty shall not release it from the fulfillment of the breached obligation under this Agreement or under the pledge agreements.

The Bank shall have the right to issue a repeated demand for the payment of a penalty if within 90 calendar days of the date of the issuance by the Bank of the preceding demand for the payment of the penalty the Borrower / Pledgor 2 has not remedied the breach of the additional obligation.

8.5. A failure by the Bank to use any remedies and/or rights against the Borrower under this Agreement shall not under any circumstances be regarded by the Parties as a waiver by the Bank of such remedies and/or rights precluding the Bank from using any of them in the future.

Article 9. Transactions accounting under this Agreement.

9.1. To record transactions under this Agreement the Bank shall open a loan account in US dollars to the name of the Borrower (on which all transactions relating to the Credit will be recorded).

If any Overdue Credit Debt and/or Overdue Interest Debt arises, the Bank shall open the following accounts to the name of the Borrower:

•	a loans account in US dollars – to record the Overdue Credit Debt;

•	an account in US dollars – to record the Overdue Interest Debt.

9.2. The loan account for recording transactions related to the Credit shall be opened by the Bank after receiving the following documents from the Borrower:

•	a notarized copy of the Tax Registration Certificate of the Borrower;

•	a notarized copy of the Certificate of the registration with the Unified State Register of Legal Entities;

•	a card containing notarized samples of signatures of the persons authorized to sign payment documents on behalf of the Borrower and an impression of the Borrower’s seal;

•	a certificate from the State Statistics Authorities confirming registration with the Unified State Register of Enterprises and Organizations (EGRPO).

9.3. Upon completion of any transactions through any of the accounts referred to in Clause 9.1 of this Agreement the Bank shall issue to the Borrower statements of such accounts at the address specified in Clause 10.5 of this Agreement.

If no objections to such account statements are received by the Bank within 10 (ten) calendar days of the date of their issuance to the Borrower, such statements shall be deemed accepted by the Borrower.

Article 10. General provisions.

10.1. The relations between the Parties under this Agreement shall be governed by the laws of the Russian Federation. All disputes and controversies arising out of this Agreement shall be referred for resolution to the Moscow City Arbitrazh Court in accordance with the laws of the Russian Federation.

10.2. This Agreement may not be early terminated in a unilateral manner by either Party.

10.3. This Agreement shall come into force upon being signed by both Parties and shall remain in force until the date on which all of the Borrower’s obligations hereunder are fully discharged.

10.4. Any changes and additions to this Agreement shall only be valid if made in writing and signed by both Parties.

10.5. Unless otherwise provided by this Agreement, any notice, demand, notification or request (hereinafter referred to as a “Communication”) shall be sent by the Parties by fax or by e-mail with subsequent dispatch of the original document by courier or registered mail with high-speed delivery to the addresses specified in this Agreement, unless a different address is expressly provided for in this Agreement for any particular type of Communications. Unless otherwise provided by this Agreement, a Communication shall be deemed duly delivered and received by a Party:

a) if sent by courier (with a return receipt requested): upon delivery to the addressee;

b) if sent by registered mail with high-speed delivery with a list of enclosures and a return receipt requested: upon the signing of the return receipt by the addressee.

Communications shall be sent to the following addresses:

- if to the Borrower:

Mailing address: 3/1, Lenin Ave., Neryungri, Republic of Sakha (Yakutia), 678960, Russian Federation

Fax: +7 (4114) 79-22-42

E-mail: gordey.korlyakov@mechel.com

Attn: Gordey Georgiyevich Korlyakov

With a copy to:

Mailing address: 1, Krasnoarmeyskaya Str., Moscow, 125993, Russian Federation,

Fax: +7 (495) 221 88 00

E-mail: pavelshtark@mechel.ru, natalia.osadchenko@mechel.com

Attn: Pavel Viktorovich Shtark

- if to the Bank:

Mailing address: 9, Akademika Sakharova Ave., Moscow, 107996, Russian Federation

Fax: +7 (495) 782-95-93

E-mail: usovich_YV@veb.ru

Attn: Yuriy Vladimirovich Usovich

Head of the Natural Resources and Construction Department

This Agreement is made in 2 (two) original counterparts of equal legal force, one counterpart for each Party.

Addresses and other requisite details of the Parties:

Vnesheconombank
Elgaugol OOO
9, Akademika Sakharova Ave., Moscow, 107996,	3/1, Lenin Ave., Neryungri, Republic of Sakha
Russian Federation	(Yakutia), 678960, Russian Federation
OGRN (main state registration number)	INN (taxpayer’s identification number)
1077711000102, INN (taxpayer’s identification	1434045743,
number) 7750004150,	OGRN (main state registration number)
KPP (reason for registration code) 775001001,	1131434000961
Correspondent account No. 30101810500000000060	Correspondent Russian rouble account No.
At OPERU of Moscow GTU of the Bank of Russia
at Vnesheconombank

FOR THE BANK	FOR THE BORROWER

Deputy Chairman of	General Director of
Vnesheconombank	Mechel Mining Management Company OOO,
the managing company of
Elgaugol OOO

/s/ A.B. Ballo	/s/ P.V. Shtark

/seal/	/seal/

Annex No. 1 to Credit Facility Agreement No. 110100/1401 between the State Corporation “Bank for Development and Foreign Economic Affairs (Vnesheconombank)” and Elgaugol OOO

Land / forest land plots, the lease rights to which are pledged to the Bank

1. FOREST LAND PLOTS THAT HAVE NOT YET BEEN REGISTERED IN THE STATE CADASTRE
No.	Size of the Area / Location of the Forest Land Plot	Cadastral (or Conditional) Number	Details of the Lease Agreement	Facilities located on the Forest Land Plot	Parties to / Effective Term of the Lease Agreement
1.	Size of the Area: 662.22 hectares Location: Amurskaya Oblast Zeiskiy District, Central Directorate for Amurskaya Oblast of «Verkhnezeiskoye Forestry», Bonakskoye District Forestry	Registration entry No. 27-2008-12. Conditional Number of the Forest Land Plot 10:225:05:0027.	Forest Land Plot Lease Agreement No. 32 dated January 1, 2009	Approach line (rail track) km 126-170/157	Parties: Directorate of the Amurskaya Oblast Forestry («Lessor»); OJSHC Yakutugol («Lessee») Effective Term: 5 years from January 27, 2009

2.	Size of the Area: 94.21 hectares Location: Amurskaya Oblast Zeiskiy District, Central Directorate for Amurskaya Oblast of «Verkhnezeiskoye Forestry», Bonakskoye District Forestry	Registration entry No. 50-2010-07. Conditional Number of the Forest Land Plot 10:225:05:0050.	Forest Land Plot Lease Agreement No. 106 dated July 7, 2010	Approach line (rail track) km 155.3-168.1	Parties: Directorate of the Amurskaya Oblast Forestry («Lessor»); OJSHC Yakutugol («Lessee») Effective Term: Five years from July 7, 2010

3.	Size of the Area: 2.84 hectares Location: Amurskaya Oblast Zeiskiy District, Central Directorate for Amurskaya Oblast of «Verkhnezeiskoye Forestry», Bonakskoye District Forestry	Registration entry No. 52-2010-07, 53-2010-07. Conditional Number of the Forest Land Plot 10:225:05:0052, 10:225:05:0053.	Forest Land Plot Lease Agreement No. 107 dated July 7, 2010	Approach line (rail track) earth deposits at km 155.3-168.1	Parties: Directorate of the Amurskaya Oblast Forestry («Lessor»); OJSHC Yakutugol («Lessee») Effective Term: Five years from July 7, 2010

4.	Size of the Area: 0.91 hectares Location: Amurskaya Oblast Zeiskiy District, Central Directorate for Amurskaya Oblast of «Verkhnezeiskoye Forestry», Bonakskoye District Forestry	Registration entry No. 51-2010-07. Conditional Number of the Forest Land Plot 10:225:05:0051.	Forest Land Plot Lease Agreement No. 108 dated July 7, 2010	Approach line (rail track) Power Transmission Lines at km 155.3-168.1	Parties: Directorate of the Amurskaya Oblast Forestry («Lessor»); OJSHC Yakutugol («Lessee») Effective Term: Five years from July 7, 2010

5.	Size of the Area: 389.62 hectares Location: Amurskaya Oblast Zeiskiy District, Central Directorate for Amurskaya Oblast of «Verkhnezeiskoye Forestry», Bonakskoye District Forestry	Registration entry No. 61-2010-10. Conditional Number of the Forest Land Plot 10:225:05:0061.	Forest Land Plot Lease Agreement No. 189 dated November 10, 2010	Approach line (rail track) km 78.9-113.5	Parties: Directorate of the Amurskaya Oblast Forestry («Lessor»); OJSHC Yakutugol («Lessee») Effective Term: From November 10, 2010 to November 9, 2015

6.	Size of the Area: 5.88 hectares Location: Amurskaya Oblast Zeiskiy District, Central Directorate for Amurskaya Oblast of «Verkhnezeiskoye Forestry», Bonakskoye District Forestry

Registration entry numbers 62-2010-10, 63-2010-10, 64-2010-10, 66-2010-10, 67-2010-10, 68-2010-10, 69-2010-10, 70-2010-10, 71-2010-10, 72-2010-10, 73-2010-10, 74-2010-10, 75-2010-10, 76-2010-10, 77-2010-10, 78-2010-10, 79-2010-10, 80-2010-10.

Conditional Numbers of the Forest Land Plot 10:225:05:0062, 10:225:05:0063, 10:225:05:0064, 10:225:05:0065, 10:225:05:0066, 10:225:05:0067, 10:225:05:0068, 10:225:05:0069, 10:225:05:0070, 10:225:05:0071, 10:225:05:0072, 10:225:05:0073, 10:225:05:0074, 10:225:05:0075, 10:225:05:0076, 10:225:05:0077, 10:225:05:0078, 10:225:05:0079, 10:225:05:0080.

			Forest Land Plot Lease Agreement No. 190 dated November 10, 2010	Approach line (rail track) Power Transmission Lines at km 78.9-113.5	Parties: Directorate of the Amurskaya Oblast Forestry («Lessor»); OJSHC Yakutugol («Lessee») Effective Term: From November 10, 2010 to November 9, 2015

7.	Size of the Area: 96.66 hectares Location: Amurskaya Oblast Zeiskiy District, Central Directorate for Amurskaya Oblast of «Verkhnezeiskoye Forestry», Bonakskoye District Forestry	Registration entry No. 81-2010-11, 82-2010-11, 83-2010-11. Conditional Numbers of the Forest Land Plot 10:225:05:0081, 10:225:05:0082, 10:225:05:0083.	Forest Land Plot Lease Agreement No. 208 dated December 20, 2010	Approach line (rail track) road around Bomnak km 56 85.31 hectares, roadside 11,35 hectares	Parties: Directorate of the Amurskaya Oblast Forestry («Lessor»); OJSHC Yakutugol («Lessee») Effective Term: From December 20, 2010 to December 19, 2015

8.	Size of the Area: 45.63 hectares Location: Amurskaya Oblast Zeiskiy District, Central Directorate for Amurskaya Oblast of «Verkhnezeiskoye Forestry», Bonakskoye District Forestry

Registration entry numbers 87-2011-02, 88-2011-02, 89-2011-02, 90-2011-02, 91-2011-02, 92-2011-02, 93-2011-02.

Conditional Numbers of the Forest Land Plot 10:225:05:0087, 10:225:05:0088, 10:225:05:0089, 10:225:05:0090, 10:225:05:0091, 10:225:05:0092, 10:225:05:0093.

			Forest Land Plot Lease Agreement No. 18 dated March 9, 2011	Roadside km 156-168 Exit along Chapa	Parties: Directorate of the Amurskaya Oblast Forestry («Lessor»); OJSHC Yakutugol («Lessee») Effective Term: From March 9, 2011 to March 8, 2016

9.	Size of the Area: 40.4 hectares Location: Amurskaya Oblast Zeiskiy District, Central Directorate for Amurskaya Oblast of «Verkhnezeiskoye Forestry», Bonakskoye District Forestry

Registration entry numbers 105-2011-07, 106-2011-07, 107-2011-07, 108-2011-07, 109-2011-07, 110-2011-07.

Conditional Numbers of the Forest Land Plot 10:225:05:0105, 10:225:05:0106, 10:225:05:0107, 10:225:05:0108, 10:225:05:0109, 10:225:05:0110.

			Forest Land Plot Lease Agreement No. 140 dated July 25, 2011	Approach line (rail track) Roads around bridges pk 1284 1314 1422 1486 1588 1633	Parties: Directorate of the Amurskaya Oblast Forestry («Lessor»); OJSHC Yakutugol («Lessee») Effective Term: From July 25, 2011 to July 24, 2016

10.	Size of the Area: 98.7 hectares. Location: Amurskaya Oblast Zeiskiy District, Central Directorate for Amurskaya Oblast of «Verkhnezeiskoye Forestry», Bonakskoye District Forestry

Registration entry numbers 116-2011-11, 117-2011-11, 118-2011-11, 119-2011-11, 120-2011-11, 121-2011-11, 122-2011-11, 123-2011-11, 124-2011-11, 125-2011-11, 126-2011-11, 127-2011-11, 128-2011-11, 129-2011-11, 130-2011-11, 131-2011-11, 132-2011-11, 133-2011-11, 134-2011-11.

Conditional Numbers of the Forest Land Plot 10:225:05:0116, 10:225:05:0117, 10:225:05:0118, 10:225:05:0119, 10:225:05:0120, 10:225:05:0121, 10:225:05:0122, 10:225:05:0123, 10:225:05:0124, 10:225:05:0125, 10:225:05:0126, 10:225:05:0127, 10:225:05:0128, 10:225:05:0129, 10:225:05:0130, 10:225:05:0131, 10:225:05:0132, 10:225:05:0133, 10:225:05:0134.

			Forest Land Plot Lease Agreement No. 261 dated November 23, 2011	Roadside km 99-117, 124-170/157 new one to replace agreements 11 and 20, procurement of lumber on part of its area under agreement 10	Parties: Directorate of the Amurskaya Oblast Forestry («Lessor»); OJSHC Yakutugol («Lessee») Effective Term: From November 23, 2011 to November 22, 2016

11.	Size of the Area: 1.40000 hectares Location: Amurskaya Oblast Zeiskiy District, Central Directorate for Amurskaya Oblast of «Verkhnezeiskoye Forestry», Bonakskoye District Forestry	Registration entry No.: 113-2011-11. Conditional Number of the Forest Land Plot 10:225:05:0113.	Forest Land Plot Lease Agreement No. 268 dated December 30, 2011	Approach line (rail track) bridge bypass pk1527	Parties: Directorate of the Amurskaya Oblast Forestry («Lessor»); OJSHC Yakutugol («Lessee») Effective Term: From December 30, 2011 to December 29, 2016.

12.

Size of the Area: 12.22 hectares

Location: Republic of Sakha (Yakutia), MO «Neryungrinskiy District», Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia), Zolotinskoye District Forestry

	Registration entry No.: 2075-2012-04	Forest Land Plot Lease Agreement No. 17 dated May 11, 2012	Site for SOU Gokhua	Parties: Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia) («Lessor»); OJSHC Yakutugol («Lessee») Effective Term: From May 11, 2012 to May 10, 2022.

13.

Size of the Area: 137.49 hectares

Location: Republic of Sakha (Yakutia), MO «Neryungrinskiy District», GKU of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia), Zolotinskoye District Forestry

	Registration entry No.: 303-2011-11.	Forest Land Plot Lease Agreement No. 48 dated October 4, 2011	High-Voltage Line 110 kV leading to PS Industrial Area, GS Gornaya	Parties: Forestry Department of the Republic of Sakha (Yakutia) («Lessor»); OJSHC Yakutugol («Lessee») Effective Term: From October 10, 2011 to October 3, 2014

14.

Size of the Area: 122.8 hectares

Location: Republic of Sakha (Yakutia), MO «Neryungrinskiy District», GKU of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia), Zolotinskoye District Forestry

	Registration entry No.: 2606-2012-11.	Forest Land Plot Lease Agreement No. 77 dated December 10, 2012	Approach line (rail track) km 235-248	Parties: Forestry Department of the Republic of Sakha (Yakutia) («Lessor»); OJSHC Yakutugol («Lessee») Effective Term: From December 10, 2012 to December 9, 2017

2. FOREST LAND PLOTS THAT HAVE BEEN REGISTERED IN THE STATE CADASTRE
No.	Size of the Area / Location of the Forest Land Plot	Cadastral (or Conditional) Number	Details of the Lease Agreement	Facilities located on the Forest Land Plot	Parties to / Effective Term of the Lease Agreement
1.	Size of the Area: 590.30 hectares. Location: Amurskaya Oblast Zeiskiy District, Central Directorate for Amurskaya Oblast of «Verkhnezeiskoye Forestry», Bomnakskoye and Fornenskoye District Forestries	28:13:200101:0050	Forest Land Plot Lease Agreement No. 37 dated April 21, 2010	Approach line (rail track) km 0-60 Roadside km 0-99 Approach line (rail track) 392.94 hectares, Roadside 113.48 hectares 4km 83.88	Parties: Directorate of the Amurskaya Oblast Forestry («Lessor»); OJSHC Yakutugol («Lessee») Effective Term: five years from April 21, 2010

2.

Size of the Area: 46.1 hectares.

Location: Republic of Sakha (Yakutia), MO «Neryungrinskiy District», GKU of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia), Zolotinskoye District Forestry

		14:19:203001:2	Forest Land Plot Lease Agreement No. 24 dated June 19, 2008	Roadside km 239-297

Parties: State Establishment of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia) («Lessor»); OJSHC Yakutugol («Lessee»)

Effective Term: From June 19, 2008 to June 19, 2013

3.

Size of the Area: 104.7 hectares.

Location: Republic of Sakha (Yakutia), MO «Neryungrinskiy District», GKU of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia), Zolotinskoye District Forestry

		14:19:204001:6	Forest Land Plot Lease Agreement No. 24 dated June 19, 2008	Roadside km 239-297

Parties: State Establishment of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia) («Lessor»); OJSHC Yakutugol («Lessee»)

Effective Term: From June 19, 2008 to June 19, 2013

4.

Size of the Area: 60.21 hectares

Location: Republic of Sakha (Yakutia), MO «Neryungrinskiy District», GKU of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia), Zolotinskoye District Forestry

	14:19:202001:3	Forest Land Plot Lease Agreement No. 35 dated September 5, 2008	Roadside km 217-239

Parties: State Establishment of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia) («Lessor»); OJSHC Yakutugol («Lessee»)

Effective Term: From September 5, 2008 to September 5, 2013.

5.

Size of the Area: 36.5 hectares

Location: Republic of Sakha (Yakutia), MO «Neryungrinskiy District», GKU of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia), Zolotinskoye District Forestry

	14:19:202001:141	Forest Land Plot Lease Agreement No. 36 dated September 5, 2008	Roadside km 117-126

Parties: State Establishment of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia) («Lessor»); OJSHC Yakutugol («Lessee»)

Effective Term: From September 5, 2008 to September 5, 2013.

6.

Size of the Area: 33.46 hectares

Location: Republic of Sakha (Yakutia), MO «Neryungrinskiy District», GKU of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia), Zolotinskoye District Forestry

	14:19:203001:4	Forest Land Plot Lease Agreement No. 41 dated October 10, 2008	Roadside km 124-170/157

Parties: State Establishment of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia) («Lessor»); OJSHC Yakutugol («Lessee»)

Effective Term: From October 10, 2008 to October 10, 2013

7.

Size of the Area: 37.5 hectares

Location: Republic of Sakha (Yakutia), MO «Neryungrinskiy District», GKU of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia), Zolotinskoye District Forestry

	14:19:202001:140	Forest Land Plot Lease Agreement No. 44 dated October 22, 2008	Approach line (rail track) km 122.5-125

Parties: State Establishment of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia) («Lessor»); OJSHC Yakutugol («Lessee»)

Effective Term: From October 22, 2008 to October 22, 2013.

8.

Size of the Area: 59.1 hectares

Location: Republic of Sakha (Yakutia), MO «Neryungrinskiy District», GKU of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia), Zolotinskoye District Forestry

	14:19:204001:8	Forest Land Plot Lease Agreement No. 7 dated April 1, 2009	Roadside km 296-315	Parties: Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia) («Lessor»); OJSHC Yakutugol («Lessee») Effective Term: From April 1, 2009 to April 1, 2014.

9.

Size of the Area: 39.18 hectares

Location: Republic of Sakha (Yakutia), MO «Neryungrinskiy District», GKU of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia), Zolotinskoye District Forestry

	14:19:000000:144	Forest Land Plot Lease Agreement No. 10 dated May 4, 2009	Approach line (rail track) workers’ residential settlements km 213-320	Parties: Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia) («Lessor»); OJSHC Yakutugol («Lessee») Effective Term: From May 4, 2009 to May 4, 2014.

10.

Size of the Area: 142.61 hectares

Location: Republic of Sakha (Yakutia), MO «Neryungrinskiy District», GKU of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia), Zolotinskoye District Forestry

	14:19:000000:145	Forest Land Plot Lease Agreement No. 11 dated May 4, 2009	Approach line (rail track) PGSM sites km 213-320	Parties: Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia) («Lessor»); OJSHC Yakutugol («Lessee») Effective Term: From May 4, 2009 to May 4, 2014.

11.

Size of the Area: 998.24 hectares

Location: Republic of Sakha (Yakutia), MO «Neryungrinskiy District», GKU of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia), Zolotinskoye District Forestry

	14:19:000000:147	Forest Land Plot Lease Agreement No. 12 dated May 4, 2009	Approach line (rail track) km 213-320	Parties: Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia) («Lessor»); OJSHC Yakutugol («Lessee») Effective Term: From May 4, 2009 to May 4, 2014.

12.

Size of the Area: 294.68 hectares

Location: Republic of Sakha (Yakutia), MO «Neryungrinskiy District», GKU of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia), Zolotinskoye District Forestry

	14:19:000000:146	Forest Land Plot Lease Agreement No. 13 dated May 4, 2009	Approach line (rail track) motor roads, earth deposits, construction of bridges km 213-320	Parties: Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia) («Lessor»); OJSHC Yakutugol («Lessee») Effective Term: From May 4, 2009 to May 4, 2014.

13.

Size of the Area: 34.96

Location: Republic of Sakha (Yakutia), MO «Neryungrinskiy District», GKU of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia), Zolotinskoye District Forestry

	14:19:203001:9	Forest Land Plot Lease Agreement No. 14 dated May 4, 2009	Roadside km 171-185	Parties: Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia) («Lessor»); OJSHC Yakutugol («Lessee») Effective Term: From May 4, 2009 to May 4, 2014.

14.

Size of the Area: 53.79 hectares

Location: Republic of Sakha (Yakutia), MO «Neryungrinskiy District», GKU of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia), Zolotinskoye District Forestry

	14:19:203001:8	Forest Land Plot Lease Agreement No. 15 dated May 4, 2009	Roadside km 194-217	Parties: Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia) («Lessor»); OJSHC Yakutugol («Lessee») Effective Term: From May 4, 2009 to May 4, 2014.

15.

Size of the Area: 237.00 hectares

Location: Republic of Sakha (Yakutia), MO «Neryungrinskiy District», GKU of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia), Zolotinskoye District Forestry

	14:19:204001:14	Forest Land Plot Lease Agreement No. 61 dated December 10, 2009,	The area of first priority mining section ECC

Parties: Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia) («Lessor»); OJSHC Yakutugol («Lessee»)

Effective Term: From December 10, 2009 to December 3, 2019.

16.

Size of the Area: 15.73 hectares

Location: Republic of Sakha (Yakutia), MO «Neryungrinskiy District», GKU of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia), Zolotinskoye District Forestry

	14:19:203001:16	Forest Land Plot Lease Agreement No. 23 dated June 7, 2010	Approach line (rail track) earth deposits km 170/157-217	Parties: Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia) («Lessor»); OJSHC Yakutugol («Lessee») Effective Term: From June 7, 2010 to June 6, 2015.

17.

Size of the Area: 2.3 hectares

Location: Republic of Sakha (Yakutia), MO «Neryungrinskiy District», GKU of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia), Zolotinskoye District Forestry

	14:19:202001:146	Forest Land Plot Lease Agreement No. 24 dated June 7, 2010	Approach line (rail track) power transmission lines at km 113-122	Parties: Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia) («Lessor»); OJSHC Yakutugol («Lessee») Effective Term: From June 7, 2010 to June 6, 2015.

18.

Size of the Area: 87.92 hectares

Location: Republic of Sakha (Yakutia), MO «Neryungrinskiy District», GKU of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia), Zolotinskoye District Forestry

	14:19:202001:145	Forest Land Plot Lease Agreement No. 25 dated June 7, 2010	Approach line (rail track) km 113.5-122.2	Parties: Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia) («Lessor»); OJSHC Yakutugol («Lessee») Effective Term: From June 7, 2010 to June 6, 2015.

19.

Size of the Area: 536.77 hectares

Location: Republic of Sakha (Yakutia), MO «Neryungrinskiy District», GKU of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia), Zolotinskoye District Forestry

	14:19:203001:15	Forest Land Plot Lease Agreement No. 26 dated June 7, 2010	Approach line (rail track) km 156.3-159.8 168.1-217.1	Parties: Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia) («Lessor»); OJSHC Yakutugol («Lessee») Effective Term: From June 7, 2010 to June 6, 2015.

20.

Size of the Area: 10.35 hectares

Location: Republic of Sakha (Yakutia), MO «Neryungrinskiy District», GKU of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia), Zolotinskoye District Forestry

	14:19:203001:17	Forest Land Plot Lease Agreement No. 28 dated June 11, 2010	Approach line (rail track) power transmission lines 15 site at km 168.1-217.1	Parties: Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia) («Lessor»); OJSHC Yakutugol («Lessee») Effective Term: From June 11, 2010 to June 10, 2015.

21.

Size of the Area: 250.25 hectares

Location: Republic of Sakha (Yakutia), MO «Neryungrinskiy District», GKU of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia), Zolotinskoye District Forestry

	14:19:204001:17	Forest Land Plot Lease Agreement No. 42 dated November 16, 2010	Main production area ECC	Parties: Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia) («Lessor»); OJSHC Yakutugol («Lessee») Effective Term: From November 16, 2010 to May 31, 2020.

22.

Size of the Area: 91.35 hectares

Location: Republic of Sakha (Yakutia), MO «Neryungrinskiy District», GKU of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia), Zolotinskoye District Forestry

	14:19:204001:18	Forest Land Plot Lease Agreement No. 2 dated January 25, 2011	Earth deposit from the vertical planning of the main production area

Parties: Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia) («Lessor»); OJSHC Yakutugol («Lessee»)

Effective Term: From January 25, 2011 to January 24, 2016.

23.

Size of the Area: 58.04 hectares

Location: Republic of Sakha (Yakutia), MO «Neryungrinskiy District», GKU of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia), Zolotinskoye District Forestry

	14:19:203001:20	Forest Land Plot Lease Agreement No. 30 dated April 11, 2011	Roadside km 156-160,164-166,181-197	Parties: Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia) («Lessor»); OJSHC Yakutugol («Lessee») Effective Term: From April 11, 2011 to April 10, 2016.

24.

Size of the Area: 43.44 hectares

Location: Republic of Sakha (Yakutia), MO «Neryungrinskiy District», GKU of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia), Zolotinskoye District Forestry

	14:19:204001:21	Forest Land Plot Lease Agreement No. 43 dated September 10, 2011	all-seasonal workers’ camp ECC

Parties: Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia) («Lessor»); OJSHC Yakutugol («Lessee»)

Effective Term: From September 10, 2011 to August 22, 2021.

25.

Size of the Area: 37.27 hectares

Location: Republic of Sakha (Yakutia), MO «Neryungrinskiy District», GKU of the Republic of Sakha (Yakutia) «Neryungrinskoye Forestry», Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia), Zolotinskoye District Forestry

	14:19:204001:20	Forest Land Plot Lease Agreement No. 44 dated September 11, 2011	Year-round warehouses VV	Parties: Forestry Department of the Environmental Protection Ministry of the Republic of Sakha (Yakutia) («Lessor»); OJSHC Yakutugol («Lessee») Effective Term: From September 11, 2011 to May 31, 2020.

FOR THE BANK	FOR THE BORROWER

Deputy Chairman of	General Director of Mechel Mining Management
Vnesheconombank	Company OOO, the management company of
Elgaugol OOO

/s/ A.B. Ballo	/s/ P.V. Shtark

/seal/	/seal/

Annex No. 2 to Credit Facility Agreement No. 110100/1401 between the State Corporation “Bank for Development and Foreign Economic Affairs (Vnesheconombank)” and Elgaugol OOO

Register of payments No..                      dated

Under Credit Facility Agreement No. 110100/1401 dated

No.	Payee	Reason for payment (agreement, invoice No., act, VAT- invoice)	Amount in the currency of payment (Russian roubles)	Amount in the currency of the Credit (USD)	Project Budget item
1	2	3	4	5	6

FOR THE BANK	FOR THE BORROWER

Deputy Chairman of	General Director of Mechel Mining Management
Vnesheconombank	Company OOO, the management company of
Elgaugol OOO

/s/ A.B. Ballo	/s/ P.V. Shtark

/seal/	/seal/

Annex No. 3 to Credit Facility Agreement No. 110100/1401 between the State Corporation “Bank for Development and Foreign Economic Affairs (Vnesheconombank)” and Elgaugol OOO

Credit Repayment Schedule

Number of months from the date of the execution of Credit Facility Agreement No. 3	42 months	54 months	66 months	78 months	90 months	102 months	114 months	126 months	138 months	150 months	162 months

Amount due for payment, million US dollars	38	38	38	38	38	38	38	38	38	38	38.7

FOR THE BANK	FOR THE BORROWER

Deputy Chairman of	General Director of Mechel Mining Management Company
Vnesheconombank	OOO, the management company of Elgaugol OOO

/s/ A.B. Ballo	/s/ P.V. Shtark

/seal/	/seal/

Annex No. 4 to Credit Facility Agreement No. 110100/1401 between the State Corporation “Bank for Development and Foreign Economic Affairs (Vnesheconombank)” and Elgaugol OOO

Information on concluded agreements

No.	Name of the counterparty (INN (taxpayer’s identification number), type of business)						Agreement (number, date, subject- matter, effective term and essential terms and conditions)					*No.	Information on the chain of owners of the counterparty, including beneficial owners (including ultimate owners)							Additional information
	INN	OGRN	Name of the company	OKVED code	Full name of the CEO	Number of the identity document	No. and date	Subject -matter of the Agreement	Contract price	Effective term	Other essential conditions		INN	OGRN	Name of company / Full name of the individual	Registered address	Number of the identity document (for natural persons)	CEO / participant / shareholder / beneficiary	Information on confirmatory documents (title, other details, etc.)	Share owned by owner / beneficiary / shareholding in the authorized capital of a legal entity
1.1.
1.1.1.
1.1.2.
1.1.3
1.1.3.1.
1.2.
1.2.1.
1.2.2.
1.3
1.3.1.

•	Notes:

•	1.1., 1.2., etc. – owners of the counterparty under the agreement (first tier owners);

•	1.1.2., 1.2.1. 1.2.2., etc. – owners of the organizations 1.1. (second tier owners);

•	Thereafter – so on up to the ultimate beneficial owner.

FOR THE BANK	FOR THE BORROWER

Deputy Chairman of	General Director of Mechel Mining Management Company
Vnesheconombank	OOO, the management company of Elgaugo» OOO

/s/ A.B. Ballo	/s/ P.V. Shtark

/seal/	/seal/